                                        Exhibit 99.1
JELD-WEN Reports First Quarter 2025 Results
May 5, 2025
Charlotte, N.C. - JELD-WEN Holding, Inc. (NYSE: JELD) (“JELD-WEN” or the “Company”) today announced results for the three months ended March 29, 2025. Comparability is to the same period in the prior year.
First Quarter Highlights
•Net revenues of $776.0 million decreased (19.1%) in the first quarter driven by the court-ordered divestiture of our Towanda facility along with a (15%) Core Revenue decline as a result of (16%) lower volume/mix due to weak macro-economic conditions.
•Net loss was ($179.8) million or ($2.12) per share, compared to net loss of ($27.7) million, or ($0.32) per share, during the same quarter a year ago. The net loss includes a non-cash goodwill impairment charge related to the North America reporting unit of approximately $125 million. Operating loss margin was (22.1%) and (2.9%) for the quarters ended March 29, 2025 and March 30, 2024, respectively.
•Adjusted EBITDA was $21.9 million, a decrease of ($46.8) million compared to $68.7 million during the same quarter a year ago. Adjusted EBITDA Margin was 2.8%, a decrease of (440) basis points year-over-year as lower volume/mix and lower productivity were only partially offset by lower SG&A expense.
“While market conditions remained very challenging during the first quarter, they developed mostly as expected,” said Chief Executive Officer William J. Christensen. “We continued to execute our transformation, removing cost and improving focus across the business. However, the pace of market deterioration continues to outweigh the benefits of our cost actions. We are beginning to see signs of improvement in our quality and service levels, and we expect further gains in the second quarter. In today’s rapidly evolving macro environment, visibility is limited, but I remain proud of our team’s hard work and dedication through the difficult circumstances we've been working to navigate. We remain committed to partnering with our customers and positioning the business for long-term success.”
First Quarter 2025 Results
Net revenues for the three months ended March 29, 2025, were $776.0 million, a decrease of ($183.1) million, or (19.1%), compared to $959.1 million for the same period last year. The decrease in net revenues was driven by the court-ordered divestiture of our Towanda facility along with a (15%) decline in Core Revenue as a result of (16%) lower volume/mix due to weak macro-economic conditions.
Net loss was ($179.8) million in the first quarter, compared to a net loss of ($27.7) million in the same period last year, an increase of $152.1 million. The increase was mostly driven by an approximate $125 million pre-tax, non-cash goodwill impairment charge, lower volume/mix, and costs to execute on JELD-WEN's transformation journey. Adjusted Net Loss for the first quarter was ($14.2) million, a decrease of ($32.6) million compared to Adjusted Net Income of $18.4 million in the same period last year.
Net loss per share for the first quarter was ($2.12), compared to a net loss per share of ($0.32) in the same quarter last year. Adjusted EPS for the first quarter was ($0.17) compared to $0.21 in the same quarter last year. Adjusted EPS for the quarter ended March 29, 2025, excludes net after-tax charges of $165.6 million, or $1.95 per diluted share, associated mainly with the non-cash goodwill impairment charge in the North America segment and costs to execute on the Company's transformation journey. Adjusted EPS for the quarter ended March 30, 2024, excludes net after-tax charges of $46.1 million or $0.53 per diluted share.
Adjusted EBITDA was $21.9 million, a decline of ($46.8) million compared to $68.7 million during the same quarter last year. While we drove significant improvements from our transformation activities, these benefits were more than offset by the impact of lower sales and the associated loss of productivity. Adjusted EBITDA Margin was 2.8%, a decrease of (440) basis points due to lower volume/mix, lower productivity and higher costs in labor and materials only partially offset by lower SG&A expense.
Note: See "Non-GAAP Financial Information" section for definitions and reconciliation of non-GAAP financial measures.

On a segment basis for the first quarter of 2025, compared to the same period last year:
•North America - Net revenue was $530.6 million, a decline of ($149.4) million, or (22.0%), driven by the court-ordered divestiture of our Towanda facility along with a (17%) decrease in Core Revenue. The decrease in Core Revenue was primarily due to (18%) unfavorable volume/mix driven by weaker market demand. Net loss was ($150.9) million, a decline of ($167.2) million year-over-year. Adjusted EBITDA was $15.5 million, a decline of ($45.7) million primarily due to unfavorable volume/mix and productivity.
•Europe - Net revenue was $245.4 million, a decline of ($33.7) million, or (12.1%), driven by a (9%) decrease in Core Revenue. The decrease was primarily due to (10%) unfavorable volume/mix driven by market softness across the region. Net loss was ($3.5) million, a decline of ($3.5) million due to lower volume/mix. Adjusted EBITDA was $10.7 million, a decline of ($3.8) million primarily due to lower volume/mix and slightly negative price/cost only partially offset by favorable productivity.
Cash Flow
Net cash used in operating activities increased $72.5 million to $83.5 million in the three months ended March 29, 2025, compared to $11.0 million in the three months ended March 30, 2024. The increase in net cash used by operating activities was primarily due to unfavorable change in earnings of ($152.1) million, approximately $125 million of which was a non-cash goodwill impairment charge related to the North America reporting unit in the first quarter of 2025, and a ($51.6) million decrease in net cash provided by our working capital accounts, specifically around timing of accounts payable in Q1 ’24.
Capital expenditures in the first quarter of 2025 increased by $7.2 million to $42.0 million, up from $34.7 million in the first quarter of 2024. Free Cash Flow used in the first quarter of 2025 was ($125.4) million, compared to Free Cash Flow used in the first quarter of 2024 of ($45.7) million. This does not include the impact of the court-ordered divestiture of our Towanda facility proceeds of $112.1 million.
Conference Call Information
JELD-WEN management will host a conference call on May 6, 2025, at 8 a.m. ET, to discuss the Company’s financial results. Interested investors and other parties can access the call either via webcast by visiting the Investor Relations section of the Company's website at https://investors.jeld-wen.com, or by dialing 888-596-4144 from the United States or +1-646-968-2525 internationally and using ID 6328142. A slide presentation highlighting the Company’s results is available on the Investor Relations section of the Company’s website.
For those unable to listen to the live event, a webcast replay will be available approximately two hours following completion of the call. To learn more about JELD-WEN, please visit the Company’s website at https://investors.jeld-wen.com.
About JELD-WEN Holding, Inc.
JELD-WEN Holding, Inc. (NYSE: JELD) is a leading global designer, manufacturer and distributor of high-performance interior and exterior doors, windows, and related building products serving the new construction and repair and remodeling sectors. Based in Charlotte, North Carolina, JELD-WEN operates facilities in 14 countries in North America and Europe and employs approximately 16,000 associates dedicated to bringing beauty and security to the spaces that touch our lives. The JELD-WEN family of brands includes JELD-WEN® worldwide, LaCantina® and VPI™ in North America, and Swedoor® and DANA® in Europe. For more information, visit corporate.JELD-WEN.com or follow us on LinkedIn.
Investor Relations Contact:
James Armstrong
Vice President, Investor Relations
704-378-5731
jarmstrong@jeldwen.com
Media Contact:
JELD-WEN Holding, Inc.
Melissa Farrington
Vice President, Enterprise Communications
262-350-6021
mfarrington@jeldwen.com
Note: See "Non-GAAP Financial Information" section for definitions and reconciliation of non-GAAP financial measures.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and, in each case, their negative or other various or comparable terminology. All statements other than statements of historical facts are forward-looking statements, including statements regarding our business strategies and ability to execute on our plans, market potential, future financial performance, customer demand, the potential of our categories, brands and innovations, the impact of our strategic transformation journey, footprint rationalization, cost reduction and modernization initiatives, the impact of acquisitions and divestitures on our business and our ability to maximize value and integrate operations, our pipeline of productivity projects, the estimated impact of tax reform on our results, geopolitical and economic uncertainty, security breaches and other cybersecurity incidents, impacts on our business from weather and climate change, litigation outcomes, and our expectations, beliefs, plans, objectives, prospects, assumptions, or other future events, all of which involve risks and uncertainties that could cause actual results to differ materially. For a discussion of these risks and uncertainties and other factors, please refer to our Annual Report on Form 10-K for the year ended December 31, 2024, Quarterly Reports on Form 10-Q filed in 2025 and our other filings with the U.S. Securities and Exchange Commission.
The forward-looking statements included in this release are made as of the date hereof, and we undertake no obligation to update any forward-looking statements, except as required by law.
Non-GAAP Financial Information
This press release presents certain “non-GAAP” financial measures, including Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted EPS, Free Cash Flow, and Net Debt Leverage. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included in the tables at the end of this press release.
The Company provides certain guidance solely on a non-GAAP basis because the Company cannot predict certain elements that are included in certain reported GAAP results. While management is not able to provide a reconciliation of items for forward-looking non-GAAP measures without unreasonable effort, management bases the estimated ranges of non-GAAP measures for future periods on its reasonable estimates of certain items such as assumed effective tax rate, assumed interest expense, and other assumptions about capital requirements for future periods. Although the Company believes the assumptions reflected in the range of its 2025 guidance are reasonable, actual results could vary substantially given the uncertainty regarding the future performance of the global economy, ongoing geopolitical conflicts, disruptions in supply chains, and changes in raw material prices and other costs as well as other risks and uncertainties, including those described below. In addition, the guidance ranges provided for 2025 do not include the impact of potential acquisitions or divestitures. The variability of these items may have a significant impact on our future GAAP results.
Other companies may compute these measures differently. The non-U.S. GAAP information has limitations as an analytical tool and should not be considered in isolation from or as a substitute for U.S. GAAP information. It does not purport to represent any similarly titled U.S. GAAP information and is not an indicator of our performance under U.S. GAAP.
We present several financial metrics in “Core” terms, which exclude the impact of foreign exchange, acquisitions and divestitures completed in the last twelve months. We define Core Revenue as net revenue excluding the impact of foreign exchange, and acquisitions and divestitures completed in the last twelve months. The use of “Core” metrics assists management, investors, and analysts in understanding the organic performance of the operations.
We use Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, and Adjusted EPS because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes Adjusted EBITDA and Adjusted EBITDA Margin are helpful in highlighting trends because they exclude certain items outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. We use Adjusted EBITDA and Adjusted EBITDA Margin to measure our financial performance in reporting our results to our Board of Directors. Further, our executive incentive compensation is based in part on Adjusted EBITDA. Adjusted EBITDA should not be considered as an alternative to net income as a measure of financial performance or to cash flows from operations as a liquidity measure.

We define Adjusted EBITDA as income (loss), net of tax, adjusted for the following items: income tax expense (benefit); depreciation and amortization; interest expense (income), net; and certain special items consisting of non-recurring net legal and professional expenses and settlements; goodwill impairment; restructuring and asset-related charges; M&A related costs; net (gain) loss on sale of business, property and equipment; loss on extinguishment and refinancing of debt; share-based compensation expense; non-cash foreign exchange transaction/translation (gain) loss; and other special items. We use Adjusted EBITDA because we believe this measure assists investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.
Adjusted Net Income represents net income (loss) adjusted for the after-tax impact of (i) certain special items used to calculate Adjusted EBITDA as described above and (ii) accelerated amortization of an ERP that we are no longer utilizing after we completed our related obligations under the JW Australia Transition Services Agreement during the first quarter of 2024. Where applicable, the specifically identified items are tax effected at the applicable jurisdictional tax rate and tax expense is adjusted to remove the effect of discrete tax items.
Adjusted EPS represents net income (loss) per diluted share adjusted to exclude the estimated per share impact of the same specifically identified items used to calculate Adjusted Net Income as described above.
Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of net revenues.
We present Free Cash Flow because we believe this metric assists investors and analysts in determining the quality of our earnings. Free Cash Flow is defined as net cash (used in) provided by operating activities less capital expenditures (including purchases of intangible assets). Free Cash Flow should not be considered as an alternative to net cash (used in) provided by operating activities as a liquidity measure. We also present Net Debt Leverage because it is a key financial metric that is used by management to assess the balance sheet risk of the Company. We define Net Debt Leverage as Net Debt (total principal debt outstanding less unrestricted cash) divided by Adjusted EBITDA for the last twelve-month period.
Due to rounding, numbers presented throughout this release may not sum precisely to the totals provided and percentages may not precisely reflect the absolute figures.

JELD-WEN Holding, Inc.
Consolidated Statements of Operations (Unaudited)
(In millions, except share and per share data)

	Three Months Ended
	March 29, 2025	March 30, 2024	% Variance
Net revenues	$776.0	$959.1	(19.1)%
Cost of sales	663.9	786.5	(15.6)%
Gross margin	112.1	172.6	(35.1)%
Selling, general and administrative	144.8	182.8	(20.8)%
Goodwill impairment	124.6	—	NM
Restructuring and asset-related charges	14.5	18.1	(19.5)%
Operating loss	(171.8)	(28.3)	507.5%
Interest expense, net	14.9	15.7	(4.9)%
Loss on extinguishment and refinancing of debt	0.2	1.4	(83.6)%
Other income, net	(10.6)	(14.3)	(25.8)%
Loss before taxes	(176.4)	(31.2)	466.0%
Income tax expense (benefit)	3.4	(3.4)	(199.7)%
Net loss	$(179.8)	$(27.7)	548.4%
Diluted net loss per share	$(2.12)	$(0.32)
Diluted shares	84,917,294	85,520,145
Other financial data:
Operating loss margin	(22.1)%	(2.9)%
Adjusted EBITDA(1)	$21.9	$68.7	(68.1)%
Adjusted EBITDA Margin(1)	2.8%	7.2%
(1)Adjusted EBITDA and Adjusted EBITDA Margin are financial measures that are not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA and Adjusted EBITDA Margin, see above under the heading “Non-GAAP Financial Information.”

JELD-WEN Holding, Inc.
Consolidated Balance Sheets (Unaudited)
(In millions, except share and per share data)

	March 29, 2025	December 31, 2024
ASSETS
Current assets
Cash and cash equivalents	$132.5	$150.3
Restricted cash	0.7	0.7
Accounts receivable, net	453.6	388.4
Inventories	444.4	460.1
Other current assets	77.4	73.4
Assets held for sale	—	126.9
Total current assets	1,108.6	1,199.9
Property and equipment, net	699.8	681.4
Deferred tax assets	144.6	143.3
Goodwill	198.3	315.2
Intangible assets, net	100.6	102.0
Operating lease assets, net	120.8	126.3
Other assets	56.7	52.1
Total assets	$2,429.3	$2,620.2
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$269.2	$264.9
Accrued payroll and benefits	82.6	89.6
Accrued expenses and other current liabilities	216.5	224.2
Current maturities of long-term debt	25.1	30.9
Liabilities held for sale	—	15.3
Total current liabilities	593.4	625.0
Long-term debt	1,157.1	1,152.4
Unfunded pension liability	23.9	21.6
Operating lease liability	99.2	105.5
Deferred credits and other liabilities	87.5	89.9
Deferred tax liabilities	5.7	5.7
Total liabilities	1,966.8	2,000.1
Shareholders’ equity
Preferred Stock, par value $0.01 per share, 90,000,000 shares authorized; no shares issued and outstanding	—	—
Common Stock: 900,000,000 shares authorized, par value $0.01 per share, 85,217,425 and 84,653,408 shares issued and outstanding, respectively	0.9	0.8
Additional paid-in capital	771.7	769.1
Accumulated deficit	(200.2)	(20.4)
Accumulated other comprehensive loss	(109.9)	(129.5)
Total shareholders’ equity	462.5	620.1
Total liabilities and shareholders’ equity	$2,429.3	$2,620.2

JELD-WEN Holding, Inc.
Consolidated Statements of Cash Flows (Unaudited)
(In millions)

	Three Months Ended
	March 29, 2025	March 30, 2024
OPERATING ACTIVITIES
Net loss	$(179.8)	$(27.7)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	27.3	41.4
Deferred income taxes	(0.3)	(7.4)
Net gain on sale of business, property and equipment	(0.6)	(2.9)
Goodwill impairment	124.6	—
Adjustment to carrying value of assets	2.3	2.9
Amortization of deferred financing costs	0.5	0.4
Loss on extinguishment and refinancing of debt	0.2	0.8
Loss on foreign currency translation adjustment related to the substantial liquidation of a foreign subsidiary	—	4.3
Share-based compensation expense	3.2	5.1
Recovery of cost from receipts on impaired notes	—	(1.4)
Other items, net	(1.0)	(2.5)
Net change in operating assets and liabilities:
Accounts receivable	(58.1)	(17.6)
Inventories	21.3	(13.8)
Other assets	(3.2)	(9.5)
Accounts payable and accrued expenses	(15.0)	22.9
Change in short-term and long-term tax liabilities	(4.9)	(6.1)
Net cash used in operating activities	(83.5)	(11.0)
INVESTING ACTIVITIES
Purchases of property and equipment	(36.8)	(31.2)
Proceeds from sale of property and equipment	0.2	3.3
Purchase of intangible assets	(5.2)	(3.5)
Proceeds related to the sale of Towanda	112.1	—
Recovery of cost from receipts on impaired notes	—	1.4
Cash received from insurance proceeds	—	1.7
Purchase of securities for deferred compensation plan	(0.3)	(2.1)
Net cash provided by (used in) investing activities	70.0	(30.5)
FINANCING ACTIVITIES
Change in long-term debt and payments of debt extinguishment costs	(6.1)	(7.7)
Common stock issued for exercise of options	—	2.0
Payments to tax authorities for employee share-based compensation	—	(0.4)
Payments related to the sale of JW Australia	(0.5)	(0.7)
Net cash used in financing activities	(6.6)	(6.8)
Effect of foreign currency exchange rates on cash	2.2	(5.6)
Net decrease in cash and cash equivalents	(17.9)	(53.9)
Cash, cash equivalents and restricted cash, beginning	151.0	289.1
Cash, cash equivalents and restricted cash, ending	$133.2	$235.2

JELD-WEN Holding, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(In millions)

	Three Months Ended
	March 29, 2025	March 30, 2024
Loss, net of tax	$(179.8)	$(27.7)
Income tax expense (benefit)	3.4	(3.4)
Depreciation and amortization(1)	27.3	41.4
Interest expense, net	14.9	15.7
Special items:
Net legal and professional expenses and settlements(2)	11.9	17.2
Goodwill impairment(3)	124.6	—
Restructuring and asset-related charges(4)(5)	14.5	18.1
M&A related costs(6)	(0.6)	1.1
Net gain on sale of business, property and equipment(7)	(0.7)	(2.9)
Loss on extinguishment and refinancing of debt(8)	0.2	1.4
Share-based compensation expense(9)	3.2	5.1
Non-cash foreign exchange transaction/translation gain(10)	—	(1.5)
Other special items(11)	2.8	4.3
Adjusted EBITDA	$21.9	$68.7
(1)Depreciation and amortization expense includes accelerated amortization of $14.1 million in the three months ended March 30, 2024, in Corporate and unallocated costs for an ERP system that we are no longer utilizing after we completed our related obligations under the JW Australia Transition Services Agreement during the first quarter of 2024.
(2)Net legal and professional expenses and settlements include non-recurring transformation journey expenses of $11.2 million and $16.4 million in the three months ended March 29, 2025 and March 30, 2024, respectively. For the three months ended March 29, 2025, these expenses primarily relate to project-based consulting fees that directly support the transformation journey that are not expected to recur in the foreseeable future. These projects include the centralization of human resources processes, North America supply chain network optimization strategy and other projects related to our transformation journey. For the three months ended March 30, 2024, these expenses primarily relate to the engagement of a transformation consultant for a period spanning from the third quarter of 2023 through January 2025, for which we incurred $14.6 million during the quarter. Expenses for this transformation consultant’s engagement, which was extended by ten weeks into 2025, included $2.1 million in the three months ended March 29, 2025. Additionally, net legal and professional expenses and settlements include $0.6 million and $1.1 million in the three months ended March 29, 2025 and March 30, 2024, respectively, relating to litigation of historic legal matters.
(3)Goodwill impairment consists of goodwill impairment charges associated with our North America reporting unit.
(4)Represents severance, accelerated depreciation and amortization, equipment relocation and other expenses directly incurred as a result of restructuring events. The restructuring charges primarily relate to charges incurred to change the operating structure, eliminate certain roles, and close certain manufacturing facilities in our North America and Europe segments.
(5)Product and inventory-related charges related to announced facility closures were detrimental to Adjusted EBITDA.
(6)M&A related costs consist primarily of legal and professional expenses related to the court-ordered divestiture of Towanda.
(7)Net gain on sale of business, property and equipment in the three months ended March 29, 2025, primarily relates to the sale of our Towanda business. Net gain on sale of business, property and equipment in the three months ended March 30, 2024, primarily relates to the sale of properties in Chile.
(8)Loss on extinguishment and refinancing of debt consists of $0.2 million in the three months ended March 29, 2025, associated with an amendment of our ABL Facility and $1.4 million in the three months ended March 30, 2024, associated with an amendment of our Term Loan Facility.
(9)Represents non-cash equity-based compensation expense related to the issuance of share-based awards.
(10)Non-cash foreign exchange transaction/translation gain primarily associated with fair value adjustments of foreign currency derivatives and revaluation of balances denominated in foreign currencies.

(11)Other special items not core to ongoing business activity include: (i) in the three months ended March 30, 2024, a loss of $4.3 million of cumulative foreign currency translation adjustments related to the substantial liquidation of a foreign subsidiary in Chile in our North America segment and ($1.5) million of cash received on an impaired note in Corporate and unallocated costs.

	Three Months Ended
(amounts in millions, except share and per share data)	March 29, 2025	March 30, 2024
Loss, net of tax	$(179.8)	$(27.7)
Special items:(1)
Net legal and professional expenses and settlements	11.9	17.2
Goodwill impairment	124.6	—
Restructuring and asset-related charges	14.5	18.1
M&A related costs	(0.6)	1.1
Net gain on sale of business, property and equipment	(0.7)	(2.9)
Loss on extinguishment and refinancing of debt	0.2	1.4
Share-based compensation expense	3.2	5.1
Non-cash foreign exchange transaction/translation gain	—	(1.5)
Accelerated amortization of an ERP system(2)	—	14.1
Other special items	2.8	4.3
Tax impact of special items(3)	(7.0)	(13.4)
Tax special items(4)	16.5	2.6
Adjusted Net (Loss) Income	$(14.2)	$18.4

Diluted loss per share	$(2.12)	$(0.32)
Special items:(1)
Net legal and professional expenses and settlements	0.14	0.20
Goodwill impairment	1.47	—
Restructuring and asset-related charges	0.17	0.21
M&A related costs	(0.01)	0.01
Net gain on sale of business, property and equipment	(0.01)	(0.03)
Loss on extinguishment and refinancing of debt	—	0.02
Share-based compensation expense	0.04	0.06
Non-cash foreign exchange transaction/translation gain	—	(0.02)
Accelerated amortization of an ERP system(2)	—	0.16
Other special items	0.03	0.05
Tax impact of special items(3)	(0.08)	(0.15)
Tax special items(4)	0.19	0.03
Adjusted Net (Loss) Income per share	$(0.17)	$0.21

Weighted average diluted shares	84,917,294	87,096,028
Less: Effect of dilutive securities	—	1,575,883
Weighted average basic shares	84,917,294	85,520,145
Adjusted Net (Loss) Income per share may not sum due to rounding.
(1)Refer to the calculation of Adjusted EBITDA for a discussion of the Special items listed above.
(2)Accelerated amortization of an ERP that we are no longer utilizing after we completed our related obligations under the JW Australia Transition Services Agreement during the first quarter of 2024.
(3)Except as otherwise noted, adjustments to net (loss) income and net (loss) income per share are tax-effected at the jurisdictional statutory tax rate.

(4)Tax special items for the three months ended March 29, 2025, were primarily driven by valuation expense recorded against our U.S. tax attributes of $14.2 million and $1.1 million of tax expense attributable to share-based compensation.

	Three Months Ended March 29, 2025
(amounts in millions)	North America	Europe	Corporate and Unallocated Costs	Total Consolidated
Loss, net of tax	$(150.9)	$(3.5)	$(25.4)	$(179.8)
Income tax expense (benefit)	12.2	1.9	(10.6)	3.4
Depreciation and amortization	17.3	7.6	2.4	27.3
Interest (income) expense, net	(0.6)	—	15.5	14.9
Special items:(1)
Net legal and professional expenses and settlements	0.7	1.0	10.2	11.9
Goodwill impairment	124.6	—	—	124.6
Restructuring and asset-related charges	10.7	3.1	0.7	14.5
M&A related costs	—	—	(0.6)	(0.6)
Net gain on sale of business, property and equipment	(0.7)	—	—	(0.7)
Loss on extinguishment and refinancing of debt	—	—	0.2	0.2
Share-based compensation expense	0.5	0.4	2.3	3.2
Other special items	1.8	—	1.1	2.8
Adjusted EBITDA	$15.5	$10.7	$(4.3)	$21.9
(1)Refer to the calculation of Adjusted EBITDA for a discussion of the Special items listed above.

	Three Months Ended March 30, 2024
(amounts in millions)	North America	Europe	Corporate and Unallocated Costs	Total Consolidated
Income (loss), net of tax	$16.3	$—	$(44.0)	$(27.7)
Income tax expense (benefit)	7.4	2.9	(13.7)	(3.4)
Depreciation and amortization(1)	18.0	7.5	15.9	41.4
Interest expense, net	0.7	0.3	14.6	15.7
Special items:(2)
Net legal and professional expenses and settlements	0.8	0.3	16.1	17.2
Restructuring and asset-related charges	13.9	4.0	0.2	18.1
M&A related costs	—	—	1.1	1.1
Net gain on sale of business, property and equipment	(2.8)	—	—	(2.9)
Loss on extinguishment and refinancing of debt	—	—	1.4	1.4
Share-based compensation expense	1.2	0.5	3.3	5.1
Non-cash foreign exchange transaction/translation loss (gain)	—	(0.9)	(0.6)	(1.5)
Other special items	5.6	—	(1.4)	4.3
Adjusted EBITDA	$61.2	$14.5	$(7.0)	$68.7
(1)Corporate and unallocated depreciation and amortization expense in the three months ended March 30, 2024, includes accelerated amortization of $14.1 million for an ERP system that we are no longer utilizing after we completed our related obligations under the JW Australia Transition Services Agreement.
(2)Refer to the calculation of Adjusted EBITDA for a discussion of the Special items listed above.

	Three Months Ended
	March 29, 2025	March 30, 2024
Net cash used in operating activities	$(83.5)	$(11.0)
Less capital expenditures(1)	42.0	34.7
Free Cash Flow(1)	$(125.4)	$(45.7)
(1)Free Cash Flow is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Free Cash Flow, see above under the heading “Non-GAAP Financial Information.”

	March 29, 2025	December 31, 2024
Total debt	$1,182.2	$1,183.4
Less cash and cash equivalents	132.5	150.3
Net Debt(1)	$1,049.7	$1,033.1
Divided by trailing twelve months Adjusted EBITDA(2)	228.4	275.2
Net Debt Leverage(1)	4.6x	3.8x
(1)Net Debt and Net Debt Leverage are financial measures that are not calculated in accordance with GAAP. For a discussion of our presentation of Net Debt Leverage, see above under the heading “Non-GAAP Financial Information.”
(2)Trailing twelve months Adjusted EBITDA for both periods. Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA, see above under the heading “Non-GAAP Financial Information.”
Segment Results (Unaudited)
(In millions)

	Three Months Ended
	March 29, 2025	March 30, 2024	% Variance
Net revenues from external customers
North America	$530.6	$680.0	(22.0)%
Europe	245.4	279.1	(12.1)%
Total Consolidated	$776.0	$959.1	(19.1)%
Adjusted EBITDA(1)
North America	$15.5	$61.2	(74.7)%
Europe	10.7	14.5	(26.2)%
Corporate and unallocated costs	(4.3)	(7.0)	(38.6)%
Total Consolidated	$21.9	$68.7	(68.1)%
(1)Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA, see above under the heading “Non-GAAP Financial Information.”